EXHIBIT 10.68

GUARANTY

THIS GUARANTY is made this 12th day of March, 2009, by The Children’s Place Retail Stores, Inc., a Delaware corporation, with an address of 915 Secaucus Road, Secaucus, New Jersey 07094 (“Guarantor”)

WHEREAS, 500 Plaza Drive Corp., a New Jersey corporation with an office at 400 Plaza Drive, P.O. Box 1515, Secaucus, New Jersey 07094-1515 (“Landlord”) has leased certain premises located in Secaucus, New Jersey to The Children’s Place Services Company, LLC, a Delaware limited liability company (“Tenant”) pursuant to a Lease Agreement (“Lease”) of even date herewith, to which this Guaranty is attached; and

WHEREAS, Landlord has refused to enter into the Lease unless the Guarantor executes and delivers this Guaranty; and

WHEREAS, in order to induce Landlord to enter into the Lease, the Guarantor has agreed to guarantee the payment of Rent and any other charges provided for in the Lease and the performance by Tenant of all the covenants to be performed and observed on its part pursuant to the Lease.

NOW THEREFORE, in consideration of the premises and of the sum of Ten Dollars ($10.00) paid to Guarantor, the receipt and sufficiency of which are hereby acknowledged, the terms of the Guaranty are as follows:

1.                                       The Guarantor agrees that the obligation of the Guarantor is a primary and unconditional obligation, and the Guarantor unconditionally and absolutely guarantees the due and punctual payment of the Rent, the Additional Charges and any other moneys due or which may become due pursuant to the terms of the Lease, and the due and punctual performance and observance by the Tenant of all the terms, covenants and conditions of the Lease whether according to the present terms thereof, or pursuant to any extension of time or any change or changes in the terms, covenants and conditions thereof now or at any time hereafter made or granted.  The liability of the Guarantor hereunder shall be enforceable against the Guarantor without the necessity for any suit or proceedings on the Landlord’s part of any kind or nature whatsoever against the Tenant.

2.                                       The Guarantor, without affecting the Guarantor’s obligations hereunder in any respect, hereby waives notice of the acceptance of this Guaranty by the Landlord; notice of presentment, diligence, demand for payment, nonpayment, protest, notice of dishonor, extension of time of payment, and indulgences and notices of every kind.

3.                                       The Guarantor, without affecting the Guarantor’s obligations hereunder in any respect, hereby consents to the acceptance or release of security, the release or addition of parties liable under the Lease, any and all forbearances and extensions of the time of payment of Rent, and any and all changes in the terms, covenants and conditions of the Lease, and any extension or renewal of the

Term of the Lease, any assignment or transfer of the Lease by Tenant and any consents given by Landlord hereafter made or granted; it being the intention hereof that the Guarantor shall remain liable in principal until the full amount of the Rent and any other sums due or to become due under the Lease shall have been fully paid and the terms, covenants and conditions shall have been fully performed and observed by the Tenant, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of the Guarantor.

4.                                       The Guarantor hereby waives all defenses, offsets or counterclaims which the Guarantor or the Tenant may at any time have in connection with the Lease.

5.                                       Until all the covenants and conditions in said Lease on the Tenant’s part to be performed and observed are fully performed and observed, the Guarantor: (a) shall have no right of subrogation against the Tenant by reasons of any payments or acts of performance by the Guarantor hereunder; (b) waives any right to enforce any remedy which the Guarantor now or hereafter shall have against the Tenant by reason of any one or more payment or acts of performance in compliance with the obligations of the Guarantor hereunder; and (c) subordinates any liability or indebtedness of the Tenant arising out of the Lease or this Guaranty now or hereafter held by the Guarantor to the obligations of the Tenant to the Landlord under said Lease.

6.                                       The Guarantor agrees that this Guaranty may be enforced by Landlord without first resorting to or exhausting any other remedy.

7.                                       The Guarantor agrees that the Guarantor’s obligation to make payment in accordance with the terms of this Guaranty shall not be limited, modified, changed, released or impaired in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Tenant or its estate in bankruptcy or the rejection or disaffirmance of the Lease resulting from the operation of any present or future provision of the United States Bankruptcy Code or other similar statute, or from the decision of any court or from the cessation from any cause whatsoever of the liability of Tenant.

8.                                       The Guarantor agrees that in the event this Guaranty is placed in the hands of an attorney for enforcement, the Guarantor will reimburse Landlord for all expenses incurred in enforcing this Guaranty, including reasonable attorney’s fees and court costs.

9.                                       The Guarantor agrees that this Guaranty shall inure to the benefit of the Landlord and shall be binding upon and enforceable by Landlord and any successor to Landlord against the Guarantor and the Guarantor’s successors and assigns.  The Landlord shall have the right to assign and transfer this Guaranty to any assignee of Landlord’s interest under this Lease.

10.                                 This Guaranty shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey.  Guarantor hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Guaranty may be brought in the Courts of the State of New Jersey, or the Federal District Court for the District of New Jersey, as Landlord may elect.  By execution and delivery of this Guaranty, Guarantor hereby irrevocably accepts and submits generally and unconditionally for itself and with respect to its properties, to the jurisdiction of any such court in any such action or proceeding, and hereby waives in the case of any such action or proceeding brought in the courts of the State of New Jersey, or Federal District Court for the District of New Jersey, any defenses based on jurisdiction, venue or forum non conveniens.

11.                                 If any provision or portion thereof of this Guaranty is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Guaranty and the remaining provisions and portions thereof shall continue in full force and effect.

12.                                 Capitalized terms not defined herein shall be construed as defined in the Lease.

13.                                 Attached hereto is a certified copy of Guarantor’s corporate resolution authorizing the execution and delivery of this Guaranty.

IN WITNESS WHEREOF, the Guarantor has executed this instrument the day and year first above written.

ATTEST/WITNESS	GUARANTOR:

THE CHILDREN’S PLACE RETAIL STORES, INC.

	BY:	/s/ Charles Crovitz
Name: Charles Crovitz
Title: Interim Chief Executive Officer

	BY:	/s/ Susan J. Riley
Name: Susan J. Riley
Title: Executive Vice President